Exhibit 10.7
                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALES AGREEMENT is make and entered into as of the 26th Day of August, 1998, by and between GINSITE MATERIALS, INC., a Florida Corporation headquarters at 6781 W. Sunrise Blvd., Plantation, Florida 33313 (Seller) and ECO MARINE MATERIALS, INC., headquartered at 4248 Okeechobee Blvd., West Palm Beach, Florida 33409 (Buyer).

                                    RECITALS:

     A. Seller is in the business of manufacturing and supplying, among other things, Ginsite for use in the construction and marine industries.

     B. Seller produces a type of coating material it currently markets under the label Ginsite.

     C. Buyer is also in the business of manufacturing and supplying certain products for use in the construction and marine industries.

     D. Buyer has developed specific applications as set forth on Exhibit A attached hereto (the Foam Marine Application) which is not currently covered by Seller's marketing and sales efforts.

     E. Buyer desires, under the terms and conditions of this Agreement, to (i) purchase Ginsite Marine Formula under the label Ginsite (the Product), (ii) repackage the Product under the Buyer's own label and market it in both domestic and foreign markets for use in composite Foam Marine Applications, and (iii) use the product in the manufacture of two (2) products to be marketed under the labels ECO Marine Resin A and ECO Marine Resin B, the ECO Marine Materials, Inc. new Relabeled Product.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.   Sale of product: Marketing Restrictions.
               (A) Except as otherwise provided herein, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, Ginsite Marine Formula. Buyer or its agents will repackage Ginsite under the Buyer's label (the Relabeled product), and Buyer will use the Product to manufacture the Foam Marine Product. Buyer or its agents will market and sell the Relabeled Product in both foreign and domestic markets for use only in the Foam Marine Applications. Buyer or its agents will not promote or market the Relabeled Product for use in any application or manner covered by Seller's marketing or sales efforts, including but not limited to, the specific applications set forth on Exhibit B attached hereto.

               (B) Seller agrees that it will not develop or promote in any foreign or domestic market products designed or intended to compete with the Foram Marine Application nor will it market or sell the Foam Marine Application


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product to persons or entities other than the Buyer. Notwithstanding anything to the contrary herein, this Agreement shall not limit in any manner the ability of Seller to manufacture, market and sell Ginsite Marine Formula to any other persons or entities for use in applications other than the Foam Marine Application. (C) Buyer is requested to maintain adequate insurance to cover the new labled product liability; or otherwise. Buyer is subject to inspections by the Seller to insure product integrity and quality control.

          2.   Quantity Requirements:
               Buyer shall place an initial order of fifty (50) gallons of Ginsite Marine Formula upon execution of this Agreement and within the first year a minimum order of five thousand (5,000) gallons. The Buyer shall order a minimum of three thousand (3,000) gallons of the Ginsite Marine Formula per month the second year. There will be a six month review of the monthly performance at which time this amount may be adjusted accordingly. Buyer is required to perform in accordance with this agreed schedule which may only be adjusted upon approval by the Seller.

          3.   Purchase Price.
               The purchase price (the Purchase Price) for Ginsite Marine Formula sold during the first six months of the term of this Agreement shall be set forth on Exhibit C attached hereto. The Seller may increase the Purchase Price during each subsequent six month period of the term of this Agreement based on (i) the increase in price to Seller of the raw materials required to manufacture Ginsite Marine Formula or on (ii) increased container costs. In no event, however, shall any such increase in the Purchase price exceed ten percent (10%) of the Purchase Price during the preceding year. Seller shall notify the Buyer in writing ninety (90) days in advance of any such price increase.

        4.     Payment and Delivery:
               For all orders for Ginsite Marine Formula payment shall be according to the following schedule:

               A.   Fifty percent (50%) of total invoice with order
               B. Twenty-five percent (25%) of total invoice upon delivery by the Seller C. The balance of any invoice shall be due within thirty (30) days form delivery by Seller

All sales will be on a Cash with Order basis until a credit line is established for the Buyer. The Seller reserves the right to revoke any credit extended at the Seller's sole discretion. In addition, in the event (i) that one or more payment is past due, (ii) of the institution by or against Buyer of proceedings under any bankruptcy, insolvency, reorganization or similar laws, or (iii) Seller otherwise3 deems itself insecure, then Seller may elect to ship only a prepayment basis or take other measures to ensure prompt payment. Invoices not paid within thirty (30) days of the invoice date will have one and one-half percent (1-1/2) per month finance charge assessed against the unpaid balance from the date of the invoice until the date of payment.

        5.  Shipment:
               All shipments of Ginsite Marine Formula shall be made FOB the Seller's manufacturing plant and liability for loss or damage in transit, or thereafter, shall pass to the Buyer upon Seller's delivery of Ginsite Marine Formula to a common carrier for shipment. The Buyer shall bear all costs of


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transportation and insurance.

        6.   Inspection by Buyer:
               Buyer shall test each shipment of Ginsite Marine Formula within one (i) Week of delivery to assure that the material meets the specifications and quality standards set forth on Exhibit D attached hereto (the Specifications). Seller agrees that it will maintain strict process and quality control standards, and its records related to such standards will be made available to the Buyer in the event of a quality dispute upon the request of the Buyer.

        7.  Warranty:
               Seller offers a LIMITED WARRANTY on its product Ginsite Marine Formula as per Exhibit D attached hereto.

        8.  Indemnification:
               The Buyer agrees to hold the Seller free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from act of the Buyer; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to the sale of Ginsite Marine Formula to the Buyer under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such products.

        9.  Confidentiality:
               (A) During the term of this Agreement, Buyer agrees not to disclose or cause to be disclosed to any third party the know-how or other trade secrets of proprietary information in manufacturing Ginsite Marine Formula that is not generally known to Seller's competitors (all such information provided to Buyer is hereinafter collectively referred to as "Seller Confidential Information". Seller Confidential Information shall not include any information that the Seller has voluntary disclosed to the public, or that has been independently developed by others, or that otherwise enters the public domain through lawful means. The Seller Confidential Information constitutes confidential and privileged information which is the property of the Seller. Buyer covenants, during the term of this Agreement, and such two year (2) period following the termination of this Agreement that such Seller Confidential Information remains confidential, not to publish or disclose any Seller Confidential Information without prior written consent of Seller, which consent may be freely granted or withheld. Buyer agrees that the Seller Confidential Information shall be used solely by Buyer in connection with the obligation hereunder and for no other purpose.

               (B) During the term of this Agreement, Seller agrees not to disclose or cause to be disclosed to any third party the applications that Buyer has developed for the Foam Marine Application that is not generally known to Buyer's competitors (all such information provided to Seller is hereinafter collectively referred to as Buyer Confidential Information. Buyer Confidential Information shall not include any information that Buyer has voluntarily disclosed to the public, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The Buyer Confidential Information constitutes confidential and privileged information which is the property of the Buyer. Seller covenants, during the term of this Agreement, and such two year (2) period following the termination of this Agreement that such Buyer Confidential Information without prior written consent of Buyer, which consent may be freely granted or withheld. Seller agrees that the Buyer Confidential Information shall be used solely by Buyer in connection with the obligations hereunder and for no other purpose.

        10.  Intellectual Property:
               Buyer acknowledges and agrees that all proprietary rights in Ginsite Marine Formula and the process for manufacturing said product are and shall remain at all times with the Seller. Buyer further acknowledges and agrees that nothing in this Agreement creates in or gives to Buyer any right or license whatsoever in or to any proprietary rights or information of Seller except the right to offer Relabeled Product for sale and to use Ginsite Marine Formula in accordance with this Agreement.

        11. Relationship of the Parties:
               This Agreement does not create a relationship of principal or agent, master and servant, employer and employee, or franchisor and franchisee between the employer and employee between the parties, and the parties are not joint venturers or partners of each other. Buyer and Seller agree that neither party is authorized to make any arrangement, contract or representation on behalf of the other, or to create any obligation, either express or implied, on behalf of the other

        12.  Law and Jurisdiction:
               This Agreement shall be governed by the internal laws of the State of Florida, without regard for choice of law considerations.

        13.  Successors and Assigns:
               This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferces and assigns, whether by merger, consolidation or otherwise, as well as associated and allied companies of the parties.

        14. Waiver/Breach:
               The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute the continuing waiver of the same or any other term or condition. The breaching party shall be liable to the other party for all costs, including reasonable attorney's fees, of enforcing any provision of this Agreement.

        15.  Notices:
               Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to the Seller shall be sent to:

                             GINSITE MATERIALS, INC.
                             6781 WEST SUNRISE BLVD.
                              PLANTATION, FL 33313

               Any notice and communications to the Buyer shall be sent to:

                            ECO MARINE MATERIAL, INC.
                              4248 OKEECHOBEE BLVD.
                               WEST PALM BEACH 33409

        16.  Term:
               the initial term of this Agreement shall commence on the date set forth above and subject to the provision of Paragraph 17 hereof, shall continue in effect for a period of one year. Thereafter, the term of this Agreement shall automatically renew for additional terms of one (1) year, unless Buyer provides Seller with written notice of its decision not to renew this Agreement not less than sixty (60) days prior to the expiration rate.

        17.  Right to Terminate:
               (A) Either party may terminate this Agreement upon thirty (30) days written notice to the other party in the event the Buyer ceases to use Ginsite Marine Formula for the benefit of its customers in the ordinary course of its business.
               (B) If at any time during the term of this Agreement either party breaches or defaults under the terms of this Agreement and such breach or default continues unremedied for more that thirty (30) days after written notice thereof is delivered to the b reaching or defaulting party by the other party, then such other party may terminate this Agreement by giving written notice to the breaching or defaulting party.
               (C) If at any time during the term of this Agreement (i) either party admits an inability to pay its debts, (ii) either party ceases to function as a going concern, (iii) either party ceases to conduct its operations in the ordinary course of business, (iv) a receiver for either party is appointed, or
(v) either party otherwise takes advantages of any insolvency, bankruptcy, moratorium or similar laws or an involuntary proceeding under any such laws is initiated against either party and such involuntary proceeding is not dismissed within ninety (90) days after it is initiated, then the other party may terminate this Agreement by giving written notice thereof to the party with respect to which any such event has occurred.
               (D) If at any time during the term of this Agreement the performance of this Agreement by either party is delayed by a force majeure event described in paragraph 20 hereof for a period of longer than one hundred twenty (120) days, the other party may terminate this Agreement by giving written notice thereof to the party whose performance has been delayed.

        18.  Effect of Termination:
               Upon any termination or expiration of this Agreement, all of the rights and obligations of the parties hereunder shall end immediately, except that the provisions of this Agreement shall continue to apply with respect to
(1) all product purchased and sold pursuant to the provisions hereof, and (2) all provisions herein relating to confidentiality.

        19.  Mediation; Arbitration:
               If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure. In the event such mediation does not result in a suitable resolution of such dispute then any controversy, claim or cause of action arising out of or relating to this Agreement, shall be settled by binding arbitration by three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators shall have power to grant equitable remedies in addition to imposing monetary damages. The arbitration shall include (I) a provision that the prevailing party in such arbitration shall recover its costs of the arbitration and reasonable attorneys' fees from the other party, and (ii) the amount of such costs and fees. Any such mediation or arbitration shall be held in the State of Florida. Any cause of action arising out of or related to this Agreement not submitted to arbitration within three (3) years after such cause of action has accrued shall be deemed barred, notwithstanding any longer statue of limitations period available at law.

        20.  Force Majeure:
               No party hereto shall be liable for delay or failure to perform any obligations hereunder (other than the payment of money) if such delay or failure arises out of causes beyond its reasonable control and without its fault or negligence, including, but not limited to, labor disputes and strikes, wars, riots, insurrection, piracy, and civil commotion, federal, state or municipal action, statute, ordinance, regulations, rule or order, fire, earthquake, floods or other unusually severe weather, accidents, nuclear radiation, embargoes, epidemics, shortages of power or any act of God. Any party seeking excuse for delay or failure to perform on the basis of this provision shall promptly notify the other party hereto upon learning of any event which may result in any delay or failure to perform. In addition, the affected party shall make every effort to eliminate and/or correct the effect of such condition or event as completely and rapidly as is reasonably possible. In such case, the time of delivery or performance shall be deferred until force majeure event as provided in this paragraph.

        21.  Severability:
               Any provision of this Agreement which is invalid, prohibited or unenforceable in any jurisdiction shall, s to such jurisdiction, be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        22.  Paragraph Headings:
               All paragraph headings contained herein are for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement.

        23.  Entire Agreement:
               This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior written agreements and all prior and contemporaneous oral agreements with respect to the subject matter hereof are merged within. This Agreement may not be amended, supplemented or modified (or any right or power granted hereunder waived) except by a written instrument signed by the parties hereto.

        24.  Counterparts:

               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        25.  Authority:
               Seller and Buyer each represent and warrant to the other that is has the power and authority to enter into this Agreement and that the execution of this Agreement and the performance of its obligations and duties hereunder does not and will not constitute a breach or violation of its organizational documents or bylaws or a violation of any agreement, instrument, order, judgment, law, rule or decree by which it is bound or to which it or its assets are subject.

        26.  Applicable Law:
               This Agreement shall be construed and performed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement.

ATTEST:                               GINSITE MATERIALS, INC.

/S/ H.V. Lione                        By     /s/ Murray Ginsberg
---------------                         ---------------------------

ATTEST:                               ECO MARINE MATERIALS, INC.

/S/ H.V. Lione                        By   /s/   Steve Hammond
--------------                          ---------------------------
                                          President

                                           EXHIBIT A

FOAM MARINE APPLICATION:

PRODUCT NAME           USE                  MARKETS            PACKAGING

ECO Marine Resin A+B   Styrene & urethane   Marine Industry    One (1) Gallon
                       Foam Coating                            Five (5) Gallon

ECO Marine Resin Bulk  Manufacturing        Marine Industry    55 Gallon Drums
                                                               3,000 Gallon bulk



--------------------------------------------------------------------------------


Eco Marine Resin A+B    Use as styrene and/or urethane coating or bonding agent
                        in Field application

ECO Marine Resin Bulk Use as styrene and/or urethane coating or bonding agent for Making panels, blocks and ancillary items manufactured

--------------------------------------------------------------------------------


Foam Marine Application is the application of Ginsite under a new product label:
ECO Marine Resin A+B/bulk - a new light weight, high strength composite construction material - to newly designed boats manufactured by ECO Marine Materials, Inc. and other products so listed:

     Styrene foam logs and shapes Metal extrusions Floating docks Platform Barges Starship Marine (newly designed boats) Sea wall components

                                    EXHIBIT B

GINSITE MATERIALS INC.

        The following applications are currently recommended and marketed by Ginsite Materials, Inc.:

        Construction Industry:
        Ginsite seals: Exterior Walls
                      Roofs: Flat
                             Cement barrel roof tiles
                             Asphalt tiles
                      Pool decks
                      Poles
                      Sidewalks
                      Stepping Stones
                      Pavers
                      Walkways
                      Drywall/gypsum
                      Floor tiles
                      Masonry coating
                             Cement block
                             Masonry repairs
                             Cement
                      Wood coating
                      Styrfoam


        Marine Industry:
                      Boats
                             Fiber Glass
                             Aluminum hulls
                             Steel hulls
                             Wooden
                      Bouys
                      Docks
                      Decks

                                    EXHIBIT C

PRICING:

     The  following  pricing  will  remain in effect for six (6) months from the date of this  Agreement.  All  pricing is subject to change as  outlined  in the terms of this Agreement
Product:          Ginsite                              Marine Formula

Packaging:        Five (5) Gallon container            Five (5) Gallon container

Mfg. Location     6781 W. Sunrise Blvd.                6781 W. Sunrise Blvd.
                  Plantation, Florida 33313            Plantation, Florida 33313

Minimum order:    Per Agreement                        Per Agreement

FOB Prices:       Gallons                Price         Gallons         Price
                  1 to 50,000            $22.00        1 to 10,000     $42.00
                  50,001 to 100,000       21.00        10,000 plus      40.00
                  100,001 to 500,000      20.00
                  500,001 to 1 million+   18.00

                                    EXHIBIT D

To be supplied by Seller